EXHIBIT 99.1

For Immediate Release

Griffin Capital Essential Asset REIT II Reports
First Quarter 2019 Results

EL SEGUNDO, Calif. (May 22, 2019) - Griffin Capital Essential Asset REIT II, Inc. (the “Company" or "REIT") announced its operating results for the quarter ended March 31, 2019.

Michael Escalante, Chief Executive Officer of the REIT stated, “We are pleased to have garnered such overwhelming support from our shareholders for the approval of the completion of the merger of Griffin Capital Essential Asset REIT and Griffin Capital Essential Asset REIT II, which closed subsequent to First Quarter on April 30, 2019. As we have recently stated, the transaction significantly increased the size, scale, and diversification of the REIT. Furthermore, the merger brings additional long-term benefits to our shareholders which we expect will become more evident in our financial statements as we progress through 2019 and beyond.”

Results as of March 31, 2019 - Financial Highlights and Accomplishments:

Financial Results

•	Total revenue for the three months ended March 31, 2019 was approximately $26.4 million, compared to $26.8 million for the three months ended March 31, 2018.

•
Net loss attributable to common shareholders was approximately $(1.6) million or $(0.02) per basic and diluted share for the three months ended March 31, 2019, compared to net income attributable to common shareholders of $0.8 million or $0.01 per basic and diluted share for the same period in 2018 primarily related to higher interest expense in the current year. Interest expense accounted for a significant portion of the change as a result of fixing our interest rate on a long-term basis on 75 percent of our outstanding debt as of March 31, 2019.

•	As of March 31, 2019, the ratio of debt to total real estate acquisition price was 44.6 percent and our debt to total market capitalization was approximately 39.9 percent.

Non-GAAP Measures

•	Excluding straight-line rents and amortized in place rents, total revenue increased by approximately six percent from $22.7 million to $24.1 million.

•
Adjusted funds from operations, or AFFO, was approximately $9.3 million and $10.1 million for the three months ended March 31, 2019 and 2018, respectively. Funds from operations, or FFO(1), was approximately $9.3 million and $11.8 million for the three months ended March 31, 2019 and 2018, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding AFFO and FFO.

•
Our Adjusted EBITDA, as defined per our amended and restated credit agreement, was approximately $17.9 million for the quarter ended March 31, 2019 with both a fixed charge and interest coverage ratio of 3.49. Please see the financial reconciliation tables and notes at the end of this release for more information regarding Adjusted EBITDA and related ratios.

Merger Transaction and Other Subsequent Events
Merger with Griffin Capital Essential Asset REIT, Inc. (“GCEAR”)

•
On April 30, 2019, we announced the completion of the merger with GCEAR. The merger creates a $4.7 billion, self-managed REIT, which will generate significant benefits for shareholders, including substantial cost savings, increased operating efficiencies, and immediate accretion to earnings and cash flows.

•
As of April 30, 2019, we owned 124 buildings located on 101 properties in 25 states, encompassing approximately 27.2 million rentable square feet, 96.8 percent leased business essential assets occupied by credit worthy-tenants with a weighted average remaining lease term of approximately 7.5 years.

New Credit Facility

•
As part of the merger, we also entered into a second amended and restated credit agreement ("Second Amended and Restated Credit Agreement") with a syndicate of lenders, under which KeyBank, National Association serves as administrative agent. Pursuant to the Second Amended and Restated Credit Agreement, we were provided with an upsized revolving credit facility with an initial commitment of $750 million, an existing $200 million term loan, a new five year $400 million term loan and a new seven year $150 million term loan, which commitments may be increased under certain circumstances up to a maximum total commitment of $2.0 billion. In addition, we entered into a guaranty agreement.

Self-Tender

•	On May 6, 2019, we commenced a self-tender offer for up to $100 million in shares of common stock. Our offer expires on Monday, June 10, 2019, unless extended or withdrawn per the terms of our offer.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc., is a self-managed, publicly registered, non-listed Real Estate Investment Trust (REIT) that reports its Net Asset Value (NAV) daily. Its portfolio of net-lease assets consists of single-tenant, business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of April 30, 2019, Griffin Capital Essential Asset REIT II owns 101 properties located in 25 states totaling 27.2 million in rentable square feet, representing a total REIT market capitalization of $4.7 billion(2). Griffin Capital Securities, LLC, Member FINRA/SIPC, is the dealer manager for Griffin Capital Essential Asset REIT II.

Additional information is available at www.gcear.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.
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1 FFO, as described by National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non-controlling interest distributions.
2 Total market capitalization includes the outstanding debt balance (excluding deferred financing costs and premium/discounts), plus total outstanding shares (including limited partnership units issued and shares issued pursuant to DRP, net of redemptions) multiplied by the NAV per share as of March 31, 2019.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$27,634	$28,623
Restricted cash	12,993	12,904
Real estate:
Land	122,482	122,482
Building and improvements	819,224	819,224
Tenant origination and absorption cost	240,364	240,364
Construction in progress	272	144
Total real estate	1,182,342	1,182,214
Less: accumulated depreciation and amortization	(139,599)	(128,570)
Total real estate, net	1,042,743	1,053,644
Intangible assets, net	2,831	2,923
Due from affiliates	1,273	1,202
Deferred rent	32,321	31,189
Other assets, net	5,203	6,850
Total assets	$1,124,998	$1,137,335
LIABILITIES AND EQUITY
Total debt	$492,349	$481,955
Restricted reserves	11,636	11,565
Distributions payable	1,930	3,650
Due to affiliates	12,168	19,048
Below market leases, net	44,979	46,229
Accrued expenses and other liabilities	12,961	21,023
Total liabilities	576,023	583,470
Commitments and contingencies
Common stock subject to redemption	37,274	37,357
Stockholders' equity:
Common Stock, $0.001 par value - Authorized:800,000,000; 77,881,873 and 77,525,973 shares outstanding in the aggregate, as of March 31, 2019 and December 31, 2018, respectively	77	76
Additional paid-in capital	659,998	656,500
Cumulative distributions	(135,813)	(125,297)
Accumulated deficit	(17,593)	(15,953)
Total stockholders' equity	506,669	515,326
Noncontrolling interests	5,032	1,182
Total equity	511,701	516,508
Total liabilities and equity	$1,124,998	$1,137,335

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue:
Rental income	$26,400	$26,789
Expenses:
Property operating	1,861	2,053
Property tax	2,426	2,459
Property management fees to affiliates	481	459
Advisory fees to affiliates	2,339	2,301
Performance distribution allocation to affiliates	1,920	2,061
Acquisition fees and expenses to non-affiliates	379	—
General and administrative	866	760
Corporate operating expenses to affiliates	829	678
Depreciation and amortization	11,029	10,998
Total expenses	22,130	21,769
Income before other income (expenses)	4,270	5,020
Other income (expense):
Interest expense	(5,918)	(4,271)
Other income, net	1	55
Net (loss) income	(1,647)	804
Net loss (income) attributable to noncontrolling interests	7	(1)
Net (loss) income attributable to common stockholders	$(1,640)	$803
Net (loss) income attributable to common stockholders per share, basic and diluted	$(0.02)	$0.01
Weighted average number of common shares outstanding, basic and diluted	77,588,872	77,258,928
Distributions declared per common share	$0.14	$0.14

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited)
Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO is a measure used among our peer group, which includes daily NAV REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our distributions. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

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Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at AFFO as a means of determining operating results of our portfolio. In addition, when applicable, in conjunction with certain acquisitions, we may enter into a master escrow or lease agreement with a seller, whereby the seller is obligated to pay us rent pertaining to certain spaces impacted by existing rental abatements. In accordance with GAAP, these proceeds are recorded as an adjustment to the allocation of real estate assets at the time of acquisition, and, accordingly, are not included in revenues, net income, or FFO. This application results in income recognition that can differ significantly from current contract terms. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.

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Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As amortization of in-place lease valuation is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization to arrive at AFFO as a means of determining operating results of our portfolio.

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Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our shareholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

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Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from AFFO.

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Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

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Performance distribution allocation. Prior to the Mergers, our Advisor held a special limited partnership interest in our Operating Partnership that entitled it to receive a special distribution from our Operating Partnership equal to 12.5% of the total return, subject to a 5.5% hurdle amount and a highwater mark, with a catch-up. At the election of the advisor, the performance distribution allocation was paid in cash or Class I units in our Operating Partnership. We believe that the distribution, to the extent it is paid in cash, is appropriately included as a component of corporate operating expenses to affiliates and therefore included in FFO and AFFO. If, however, the special distribution was paid in Class I units, management believed the distribution would be excluded from AFFO to more appropriately reflect the on-going portfolio performance and our ability to sustain the current distribution level.

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Dead deal costs. As part of investing in income-producing real property, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs for transactions that fail to close, which in accordance with GAAP, are expensed and are included in the determination of income (loss) from operations and net income (loss). Similar to acquisition-related costs (see above), management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and AFFO is presented in the following table for the three months ended March 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended March 31,
	2019	2018
Net (loss) income	$(1,647)	$804
Adjustments:
Depreciation of building and improvements	5,062	5,031
Amortization of leasing costs and intangibles	5,967	5,967
FFO	$9,382	$11,802
Distributions to noncontrolling interests	(47)	(11)
FFO, net of noncontrolling interest distributions	$9,335	$11,791
Reconciliation of FFO to AFFO
FFO, net of noncontrolling interest distributions	$9,335	$11,791
Adjustments:
Acquisition fees and expenses to non-affiliates	379	—
Revenues in excess of cash received, net	(1,132)	(1,642)
Amortization of below market rent, net	(1,158)	(1,158)
Unrealized loss (gain) on derivatives	—	77
Performance distribution adjustment	1,920	1,030
AFFO	$9,344	$10,098

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Adjusted EBITDA
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2019	2018
ADJUSTED EBITDA(1):
Net (loss) income	$(1,647)	$804
Depreciation and amortization	11,029	10,998
Interest expense	5,134	3,925
Unused commitment fee	390	72
Unrealized loss (gain) on swap	—	77
Amortization - Deferred financing costs	394	274
Amortization - In-place lease	(1,158)	(1,158)
Income taxes	90	114
Asset management fees	2,339	2,301
Performance distribution	1,920	2,061
Property management fees	488	466
Acquisition fees and expenses	379	—
Deferred rent	(1,132)	(2,935)
	18,226	16,999
Less: Capital reserves	(334)	(334)
Adjusted EBITDA (per credit facility)	$17,892	$16,665

Interest expense (excluding unused commitment fee)	$5,134	$3,925

Interest Coverage Ratio(2)	3.49	4.25
Fixed Charge Coverage Ratio(3)	3.49	4.25

(1)
Adjusted EBITDA, as defined in our amended and restated credit agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.

Media Contacts:

Diana Keary
Griffin Capital Company, LLC
dkeary@griffincapital.com
949-270-9303

Ben Rosner
Finsbury Associate Director
ben.rosner@finsbury.com
646-805-2085